UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2011

DEMAND MEDIA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35048	20-4731239
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

1299 Ocean Avenue, Suite 500
Santa Monica, California	90401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 394-6400

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

Credit Agreement

On August 4, 2011, Demand Media, Inc. (the “Company’) replaced its existing revolving credit facility by entering into a Credit Agreement (the “Credit Agreement”), dated as of August 4, 2011, among the Company, as borrower, Silicon Valley Bank, as administrative agent, issuing lender, swingline lender, documentation agent and joint-book runner, U.S. Bank, N.A., as syndication agent and joint-book runner and the other lenders party thereto.

The Credit Agreement provides for a $105.0 million, five-year senior secured revolving loan facility, with the right (subject to certain conditions) to increase such facility by up to $75.0 million in the aggregate.  The five year revolving loan facility provides, among other things, for borrowings up to the amount of the facility with sublimits of up to (i) $25.0 million to be available for the issuance of letters of credit and (ii) $10.0 million to be available for swingline loans.

Under the Credit Agreement, revolving loans bear interest, at the Company’s option, at an annual rate based on LIBOR or a base rate.  Revolving loans based on LIBOR shall bear interest at a rate between LIBOR plus 1.25% and LIBOR plus 2.50%, depending on the Company’s net senior leverage in effect at the time.  Revolving loans based on base rate shall bear interest at a rate between base rate plus 0.25% and base rate plus 1.50%, depending on the Company’s net senior leverage in effect at the time.  The Company is required to pay a commitment fee between 0.20% and 0.45% per annum, depending on the Company’s net senior leverage in effect at the time, on the undrawn portion available under the revolving loan facility.

The Company’s obligations under the Credit Agreement will be guaranteed by the Company’s material direct and indirect domestic subsidiaries, subject to certain exceptions.  The obligations under the Credit Agreement and the guarantees are secured by a lien on substantially all of the tangible and intangible property of the Company its domestic subsidiaries that are guarantors, and by a pledge of all of the equity interests of the Company’s material direct and indirect domestic subsidiaries and 66% of each class of capital stock of any material first-tier foreign subsidiaries, subject to limited exceptions.

The Credit Agreement contains customary affirmative and negative covenants and restrictions typical for a financing of this type that, among other things, require the Company to satisfy certain financial covenants and restrict the Company’s and its subsidiaries’ ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate.  Non-compliance with one or more of the covenants and restrictions could result in the full or partial principal balance of the Credit Agreement becoming immediately due and payable and termination of the revolving loan commitments.

Amendment to Google Services Agreement

On August 5, 2011, the Company entered into an amendment (the “Amendment”) to its Google Services Agreement (the “Agreement”) between the Company and Google Inc. for advertising services on certain of the Company’s websites.  Pursuant to the Amendment, the term of the Agreement will be extended through August 31, 2014.

Item 1.02               Termination of a Material Definitive Agreement

In connection with the entering into the Credit Agreement, the Company used cash on hand to pay all outstanding fees and expenses under its existing credit facility and terminated that facility.  The terminated facility was a five-year $100 million revolving credit facility which the Company entered into on May 25, 2007 with a syndicate of commercial banks.  The agreement for the terminated facility contained customary events of default and certain financial covenants, such as a minimum fixed charge ratio and a maximum net senior funded leverage ratio.  At the time of termination, no principal balance was outstanding but the Company did have some outstanding letters of credit outstanding under the terminated facility.

Item 2.01.              Completion of Acquisition or Disposition of Assets

Acquisition of RSS Graffiti

On August 5, 2011, the Company acquired 100% of the issued and outstanding membership interests (including 100% of the capital and profits) (the “Units”) of RSS Graffiti, LLC, a Delaware limited liability company (“RSS Graffiti”), pursuant to a Securities Purchase Agreement, dated as of August 5, 2011 (the “RSS Securities Purchase Agreement”), by and among the Company, RSS Graffiti, the holders of the Units of RSS Graffiti (each, an “ RSS Seller” and collectively, the “RSS Sellers”) and Folie Investment Group LLC, a Delaware limited liability company, as the Seller Representative.  The purchase price consisted of $12,653,222 in cash, which was funded from available cash on-hand, and 390,312 shares of restricted common stock, par value $0.0001, of the Company (the “Equity Consideration”).  A portion of the purchase price was held back by the Company and this holdback amount can be applied by the Company towards satisfaction of post-closing indemnification obligations of the RSS Sellers and/or post-closing adjustments to the purchase price.  Any remaining portion of the holdback amount that is not subject to then pending claims will be paid to the RSS Sellers on the 12-month anniversary of the closing of the transaction.

The purchase price paid at closing was allocated among the RSS Sellers as follows: (i) all RSS Sellers were paid their pro rata portions (based on their percentage interest in RSS Graffiti immediately prior to the closing) of an aggregate amount of cash equal to $11,355,978,  (ii) each RSS Seller that qualified as an “accredited investor” (as that term is defined in Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect, under the Securities Act of 1933, as amended (the “Securities Act”)) was issued its pro rata portion of the Equity Consideration, and (iii) each RSS Seller that did not qualify as an “accredited investor” was paid its pro rata portion of an aggregate amount of cash equal to $497,244 in lieu of equity consideration.  To the extent all or any portion of the holdback amount becomes payable to the RSS Sellers, it will be allocated among all RSS Sellers pro rata based on their percentage interest in RSS Graffiti immediately prior to the closing of the transaction.  The Equity Consideration was issued in a private placement exempt from the registration requirements under the Securities Act.

In connection with the RSS Graffiti acquisition, the Company will issue an aggregate of 327,248 restricted stock units and/or restricted stock awards under the Company’s 2010 Incentive Award Plan to certain employees of RSS Graffiti who became employees of the Company following the closing date.  Each outstanding, unvested Unit held by the employees of RSS Graffiti was cancelled and forfeited immediately prior to the closing of the transaction.

Michael Blend, the Company’s Executive Vice President-Special Projects, is the sole manager of Folie Investment Group LLC and holds approximately a 46% economic interest in Folie Investment Group LLC.  Immediately prior to the closing of this transaction, Folie Investment Group LLC’s percentage interest in RSS Graffiti was approximately 89%.  At the closing, the Company also repaid a $100,000 loan that Folie Investments Group LLC had previously extended to RSS Graffiti.

The description of the above is qualified by the terms and conditions of the RSS Securities Purchase Agreement, a copy of which is attached as Exhibit 2.1 hereto and incorporated by reference herein.

Acquisition of IndieClick

On August 8, 2011, the Company acquired 100% of the issued and outstanding shares of common stock (the “Shares”) of IndieClick Media Group, Inc., a California corporation (“IndieClick”), pursuant to a Stock Purchase Agreement, dated as of August 8, 2011 (the “IndieClick Stock Purchase Agreement”), by and among the Company, IndieClick, the holders of the Shares of IndieClick (each, an “ IndieClick Seller” and collectively, the “IndieClick Sellers) and Peter Luttrell, as the Seller Representative.  The purchase price consisted of $14,000,000 in cash.  A portion of the purchase price was held back by the Company, and this holdback amount can be applied by the Company towards satisfaction of post-closing indemnification obligations of the IndieClick Sellers and/or post-closing adjustments to the purchase price.  Any remaining portion of such holdback amount that is not subject to then pending claims will be paid to the IndieClick Sellers on the 18-month anniversary of the closing of the transaction.

In connection with the IndieClick acquisition,  the Company will issue an aggregate of 179,856 restricted stock units and/or restricted stock awards under the Company’s 2010 Incentive Award Plan to certain employees of IndieClick who became employees or consultants of the Company following the closing date.

The description of the above is qualified by the terms and conditions of the IndieClick Stock Purchase Agreement, a copy of which is attached as Exhibit 2.2 hereto and incorporated by reference herein.

Item 8.01.  Other Events

On August 9, 2011, the Company issued press releases announcing (i) the acquisition of RSS Graffiti; (ii) the acquisition of IndieClick; and (iii) the amendment to the Google Services Agreement.  Copies of these press releases are attached hereto as Exhibits 99.1, 99.2 and 99.3 respectively and are incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits

(a)           Financial statements of businesses acquired

In accordance with Item 9.01(a)(4) of Form 8-K, the financial statements required by Item 9.01(a) of Form 8-K will be filed as necessary by amendment to this Form 8-K within 71 calendar days after the required filing date for this Current Report.

(b)           Pro forma financial information

In accordance with Item 9.01(b)(2) of Form 8-K, the financial information required by Item 9.01(b) will be filed as necessary by amendment to this Form 8-K within 71 calendar days after the required filing date for this Current Report.

(d)           Exhibits

Exhibit No.	Description
2.1	Securities Purchase Agreement, dated as of August 5, 2011, by and among the Company, RSS Graffiti, the RSS Sellers, and Folie Investment Group LLC, as the Seller Representative
2.2	Stock Purchase Agreement, dated as of August 8, 2011, by and among the Company, IndieClick, the IndieClick Sellers, and Peter Luttrell, as the Seller Representative
99.1	Press release announcing acquisition of RSS Graffiti, dated August 9, 2011
99.2	Press release announcing acquisition of IndieClick, dated August 9, 2011
99.3	Press release announcing amendment to Google Services Agreement, dated August 9, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 9, 2011	DEMAND MEDIA, INC.
	By:	/s/ Charles S. Hilliard
Charles S. Hilliard
President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description
2.1	Securities Purchase Agreement, dated as of August 5, 2011, by and among the Company, RSS Graffiti, the RSS Sellers and Folie Investment Group LLC, as the Seller Representative
2.2	Stock Purchase Agreement, dated as of August 8, 2011, by and among the Company, IndieClick, the IndieClick Sellers and Peter Luttrell, as the Seller Representative
99.1	Press release announcing acquisition of RSS Graffiti, dated August 9, 2011
99.2	Press release announcing acquisition of IndieClick, dated August 9, 2011
99.3	Press release announcing amendment to Google Services Agreement, dated August 9, 2011